PRESS RELEASE

FIRST NATIONAL COMMUNITY BANCORP, INC.

Dunmore, Pennsylvania
November 26, 2003

Contact Person:     William Lance, First Senior Vice President   (570)348-6438

        The Board of Directors of First National Community Bancorp, Inc. has approved the payment of a regular fourth quarter dividend in the amount of 16 cents per share and a special year-end dividend of 2 cents per share, payable December 17th to shareholders of record on December 8, 2003.

        As of September 30, 2003, the company reported total assets of $802 million. Net income for the first three quarters of the year was $6.7 million which was $561,000, or 9%, higher than the same period of 2002. Cash dividend payments reflect the financial success of the company and were increased 13% from the $.55 per share paid in 2002. The $.62 per share paid in 2003 also represents a return of more than 2% based on current market valuations, an attractive rate in today’s interest rate environment.

        The company’s subsidiary, First National Community Bank, operates fifteen community offices throughout the Lackawanna and Luzerne County marketplace. A new office located on Route 315 in Jenkins Township is scheduled to open in January 2004.